Exhibit 1

PricewaterhouseCoopers LLP [LOGO]

PricewaterhouseCoopers LLP
Chartered Accountants
1250 Rene-Levesque Boulevard West
Suite 2800
Montreal, Quebec
Canada H3B 2G4
Telephone +1 (514) 205 5000
Facsimile +1 (514) 876 1502
Direct Fax 1 (514) 205-5675

We hereby consent to the use of our audit report dated January 22, 2003 on the consolidated balance sheets of Abitibi-Consolidated Inc. as at December 31, 2002 and 2001, and the consolidated statements of earnings, deficit and cash flows for each of the years in the threeyear period ended December 31, 2002 which is included in the Annual Report on Form 40-F of Abitibi-Consolidated Inc. for the fiscal year ended December 31, 2002 and our related Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences dated January 22, 2003 also included in this Form 40-F.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103697) of Abitibi-Consolidated Inc. of our audit report and our related Comment by Auditors for US Readers on Canada-US Reporting Differences dated January 22, 2003 appearing in this Annual Report on Form 40-F for the fiscal year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Canada
May 16, 2003

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.